August 21, 2006

Mr. Daniel E. Pittard
P.O. Box 7300
Rancho Santa Fe, CA 92067

Dear Dan:

I am pleased to confirm our offer of employment for the position of President & Chief Executive Officer for Rubio’s Restaurants, Inc. (Rubio’s or the Company) reporting to the Board of Directors of the Company (Board). The terms and conditions of this offer are outlined below:

Start Date: August 21, 2006 (Start Date).

Base Salary: You will be paid biweekly at a rate of $15,384.62 (on an annual basis this equals $400,000) subject to withholdings and deductions as required by law. Your salary will be reviewed annually beginning December 2007 and may be adjusted based on performance.

Bonuses: You will be eligible to participate in the Company’s Cash Bonus Plan for President/CEO at a rate of up to 50% of your base salary as described in the plan for fiscal years beginning after December 31, 2006. Bonuses are paid after completion of the annual audited results; typically no later than mid-March of the new calendar year.

For the fiscal year ending December 31, 2006, you shall be entitled to receive a sign-on bonus equal to the prorated portion (18.22% of your base salary) in the event the Company meets or exceeds management’s forecast for the period August 21 through December 31, 2006, as approved by the Board at its October, 2006 meeting. The sign-on bonus will be paid upon completion of the annual audited results for fiscal 2006.

Stock Options: A non-statutory stock option (Option) for 300,000 shares (Shares) of Rubio’s common stock will be granted to you, effective on your Start Date, at the fair market value of the common stock at the close of trading on that date, pursuant to Rubio’s 1999 Stock Incentive Plan (1999 Plan). These options will vest over 4 years as follows: 50% after 24 months of continuous employment (Initial Vesting Date) and 50% after 48 months of continuous employment.

In the event of a CIC Transaction, as defined below under the caption Severance Benefits, the Option shall be subject to acceleration as provided under Article Two, Section III of the 1999 Plan.

The Option shall also provide that in the event of your death or Permanent Disability, as defined in the 1999 Plan, the Option shall vest on a pro rata basis (based on your months of continuous service to the Company) and shall be exercisable by your personal representative, heir, designated beneficiary or guardian for 24 months following your death or Permanent Disability. Also, if your employment is terminated by the Company for other than death, Permanent Disability, or Misconduct, as defined in the 1999 Plan (ignoring the last sentence of such definition, which shall be inoperative with respect to your employment), or for other than a CIC Transaction, the Option shall vest on a pro rata basis, as set forth in the preceding sentence, and you shall have 12 months following your date of termination to exercise the Option.

Daniel E. Pittard
August 21, 2006

Long Term Incentive: An award of restricted stock units (RSUs) representing 42,500 shares of Rubio’s common stock will be granted to you for the performance period 2007-2009 when the Compensation Committee of the Board acts to award such long term incentives to management for that period, pursuant to Rubio’s 2006 Executive Incentive Plan. Such RSUs will be subject to the annual and cumulative performance goals and objectives fixed by the Compensation Committee. Generally, in the event of a CIC Transaction, the shares represented by the RSUs shall be subject to accelerated vesting as provided in Article Two, Section III of the 1999 Plan with the following exceptions:

(i) if an annual goal or objective is not achieved by the Company, any vesting of shares related to that period shall be forfeited and not subject to recoupment in a following period notwithstanding any contrary terms set forth in the RSU:

(ii) if a CIC Transaction is approved by the Board during 2007, the unvested shares represented by the RSU shall be subject to accelerated vesting only if the Company’s performance for 2007 (through the date of the last quarter ended before the Board’s approval) is on target to achieve the annual goal or objective for 2007; and

(iii) if a CIC Transaction is approved by the Board in 2008 or 2009, subject to clause (i) above, the unvested shares represented by the RSUs shall be subject to accelerated vesting based solely on the terms and conditions in the 1999 Plan relating to discretionary option grants.

Vacation: 15 days per year accrued pro-rata on a monthly basis.

Health Plans: You will be eligible to participate in Rubio’s medical, dental, employee assistance program (EAP), vision, short and long term disability, and life insurance programs effective the first day of the month following two consecutive months of service. You will be reimbursed for any health insurance premiums incurred by you under any private insurance policy during this waiting period. In addition, the Company offers an executive reimbursement (Exec-U-Care) with a $5,000 cap per claim and a Flexible Spending Account for tax deferred contributions for medical and childcare expenses.

401(k) Plan: You will be eligible to participate in Rubio’s 401(k) Plan effective the first day of the month following twelve consecutive months of service. Currently, after one year of service you will be matched at a rate of 25% of the first 6% of the salary you contribute. (Although our 401(k) plan allows for up to 15% of compensation as an employee’s contribution, you should be aware that our most recent discrimination testing has limited actual contributions for highly paid executives to approximately 1%.)

Daniel E. Pittard
August 21, 2006

Severance Benefits: You will be entitled to participate in the Rubio’s Severance Pay Plan. By way of example, if your employment is terminated, for other than Misconduct, as defined in the 1999 Plan (ignoring the last sentence of such definition, which shall be inoperative with respect to your employment), you will be paid, subject to signing our standard release agreement and settling all amounts owed to the Company, 6 months of current base salary. In addition, the Company will reimburse your COBRA premiums (or pay you a comparable amount if you do not participate in the Company’s health insurance plan) for the period of severance or until you become eligible to participate in another employer’s group benefit plan, whichever event occurs first. This would include the health and welfare plans (with the exception of the 401(k) plan as precluded by our Plan) and life insurance.

Furthermore, if you voluntarily resign from your employment with the Company (other than after a CIC Transaction) for Good Reason, as defined herein, you shall be entitled to all of the benefits set forth in the Severance Pay Plan for an involuntary termination. For purposes of this letter, “Good Reason” shall be mean (i) a failure to elect or reelect you to the offices of President and Chief Executive Officer of the Company, (ii) a material reduction in your duties, authorities or power as President and Chief Executive Officer of the Company without your consent, (iii) a 10% or greater reduction in your base salary or bonus other than in connection with a company-wide reduction in executive pay, or (iv) a relocation of the Company’s executive offices, or a change in your office location, to a location that is in excess of 25 miles from the current location or your residence.

Notwithstanding anything in the Severance Pay Plan to the contrary, in the event of (A)(i) the acquisition by any person (other than the Company or an affiliate of the Company or any employee benefit plan of the Company or any entity holding shares for or pursuant to the terms of any such plan), of more than 50% of the outstanding voting securities of the Company pursuant to a tender or exchange offer, or (ii) a Corporate Transaction, as defined in the 1999 Plan (any of the events in clauses (A)(i) or A(ii) is referred to herein as a CIC Transaction) and (B) the concurrent or subsequent termination of your employment by the Company or its successor or assigns, you shall be entitled to receive severance in the amount of 24 months base salary less any salary received by you since the effective date of such transaction.  If, after any CIC Transaction, you voluntarily resign your employment with the Company or its successor or assigns, you shall be entitled to receive severance in the amount of 12 months base salary less any salary received by you since the effective date of such transaction.  All such severance payments shall be paid to you in one lump sum upon the later of the effective date of termination of service, the receipt of a general release acceptable to the Company and the settlement of all amounts owed by you to the Company, if any.

Daniel E. Pittard
August 21, 2006

Full Time Employment: As President and Chief Executive Officer of the Company, you will devote your full time and attention to the business and affairs of the Company. We understand that you have prior commitments to other companies, businesses, entities or organizations, as set forth on Exhibit A to this letter. You agree to modify those commitments on the terms and timetable set forth on Exhibit A. It is understood that you may, however, remain on the Board of Directors of Magnet Bank and one other privately-owned company you have identified to us if you are elected to that Board of Directors] (and any non-profit civic or religious organization you are affiliated with currently) so long as such commitments do not interfere with your full-time service to the Company. During your employment by the Company, you agree not to serve on any other Board of Directors or accept any other employment or consulting arrangement without the express written consent of the Board of Directors of the Company.

At-Will Employment: Employment with Rubio’s Restaurants, Inc. is not for a specific term and can be terminated by you or the Company at any time and for any reason, with or without cause or advanced notice. The At-Will nature of your employment described in this offer letter shall constitute the entire agreement between you and Rubio’s concerning the nature and duration of your employment and the circumstance under which you or the Company may terminate the employment relationship. No oral statement by any person can change the At-Will nature of your employment with Rubio’s.
Although your job duties, title, and compensation benefits may change over time, the At-Will term of your employment with Rubio’s can only be changed in writing, signed by you and the Chairman of the Board, at the direction of the Board or the Compensation Committee of the Board, and which expressly states the intention to change the At-Will term of your employment. Any prior representations to the contrary are superseded by the terms of this offer.

Election to the Board: You will be appointed to the Board as soon as reasonably practicable after your Start Date. If you resign as President and Chief Executive Officer of the Company or your employment is terminated in accordance with the provisions of this letter, you agree to resign from the Board effective immediately in accordance with the Corporate Governance Guidelines of the Company.

Confidentiality and Non-Solicitation: One of the conditions of your employment with Rubio’s is the maintenance of the confidentiality of Rubio’s proprietary and confidential information. You agree during and after the period of your employment with Rubio’s not to use or divulge, directly or indirectly, any confidential information other than to other officers, employees, directors or representatives of the Company in the normal course of your employment and pursuant to applicable law. You further agree that during your term of employment and for 2 years thereafter, not to encourage or solicit, directly or indirectly, any employee of Rubio’s to leave the Company for any reason. You will be required to execute the Company’s Proprietary Information and Inventions Agreement on your first day of employment.

Daniel E. Pittard
August 21, 2006

Company Policy: As an employee of Rubio’s, you will be required to comply with the Company’s Code of Ethics, Corporate Governance Guidelines and all of the Company policies and procedures, as the same may be amended and modified from time to time. In particular, you will be required to familiarize yourself with and to comply with Rubio’s policy prohibiting harassment and discrimination, the policy concerning drugs and alcohol and the policy prohibiting insider trading. Violations of these policies may lead to immediate termination of employment.

Arbitration: Rubio’s maintains a policy of mandatory arbitration. This means that any and all disputes that you may have with Rubio’s, or any of Rubio’s other employees, which arise out of your employment, will be resolved through final and binding arbitration. This includes, without limitation, disputes relating to offer letters, your employment by Rubio’s or the termination thereof, claims for breach of contract, claims for breach of covenant of good faith and fair dealing, any claims of discrimination or harassment, any claims under any federal, state or local law or regulation now in existence or hereinafter enacted and amended from time to time concerning in any way the subject of your employment with Rubio’s or your termination. You agree that arbitration shall be instead of any civil lawsuit and you waive your right to pursue any and all employment-related claims in court.

This letter supersedes any prior agreements, representations or promises of any kind, express or implied, concerning your employment and it constitutes the full and complete agreement between you and the Company.

The foregoing offer of employment with Rubio’s is contingent upon your successful completion of a background and reference checks, pre-employment drug and alcohol screening, your execution of this letter, the Company’s Proprietary Information and Inventions Agreement, the Company’s Arbitration Agreement and all other forms presented at the time of hire. This offer is further contingent upon the Company’s verification of the information provided to us in your application form, resume and attachments, if any.

The existence and terms of this letter shall be kept confidential by you, except for disclosure to your spouse, attorney, accountant and other tax or financial professional advisors who shall be informed of the confidential nature of this information and except as may be required by law.

Dan, we are very excited about your joining our team. We are confident that you have much to contribute to the success of Rubio’s. The strength of our organization, the quality and experience of our personnel, and your presence will facilitate this success.

Daniel E. Pittard
August 21, 2006

If you wish to accept our offer of employment on the terms described herein, please acknowledge your acceptance by signing below and returning the original to me within three (3) business days. A copy of this letter has been enclosed for your records. If you have any questions, please do not hesitate to contact me by calling (760) 505-3889.

Sincerely,

/s/ Ralph Rubio

Ralph Rubio
Chairman
Rubio’s Restaurants, Inc.

I have read, understand and accept the terms and conditions of the above offer of employment.

Accepted: /s/ Daniel E. Pittard	Date: August 21, 2006
Daniel E. Pittard